Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Forterra, Inc. of our report dated June 30, 2016, relating to the consolidated financial statements of USP Holdings Inc. included in Amendment #4 to the Registration Statement on Form S-1 (No. 333-212449) and related Prospectus of Forterra, Inc., filed with the Securities and Exchange Commission on October 6, 2016.

/s/ RSM US LLP

Schaumburg, Illinois

January 10, 2017